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                                                                  EXHIBIT (99.3)

                               BADGER METER, INC.

                CODE OF BUSINESS ETHICS FOR FINANCIAL EXECUTIVES

         I acknowledge that I have received a copy of the Badger Meter, Inc. Code of Business Conduct and that I have been given a chance to inquire about any provisions that required further explanation.

         I have read and understand the provisions of the Code of Business Conduct, and I acknowledge and accept that my continued employment is dependent upon my compliance with the Company's rules and policies as set forth in the Code of Business Conduct.

         As a financial executive of Badger Meter, Inc., I acknowledge that my continued employment is also dependent on my compliance with the following specific duties imposed upon me and I hereby agree that I will:

         o Act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships and promptly disclosing to the chairman of the Audit Committee any transaction or relationship that might give rise to such a conflict

         o Provide constituents, including the SEC and the public, with information that is accurate, complete, objective, relevant, timely and understandable

         o Comply with rules and regulations of federal, state, provincial and local governments, and other applicable private and public regulatory agencies

         o Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing my independent judgment to be subordinated

         o Respect the confidentiality of information acquired in the course of my work except when authorized or otherwise legally obligated to disclose such information and not to use such information for personal advantage

         o Share knowledge and maintain skills important and relevant to my constituents' needs

         o Proactively promote ethical behavior in my interactions among peers, in the work environment and the community

         o Achieve responsible use of and control over all assets and resources employed or entrusted to me by Badger Meter, Inc.

         o Promptly report any material violations of this Code or Badger's Code of Business Conduct to the chairman of the Audit Committee.


/s/ Richard A. Meeusen
----------------------
Richard A. Meeusen
President and Chief Executive Officer
April 24, 2003

/s/ Richard E. Johnson
----------------------
Richard E. Johnson
VP - Finance, Chief Financial Officer and Treasurer
April 24, 2003

/s/ Beverly L.P. Smiley
-----------------------
Beverly L.P. Smiley
VP - Corporate Controller
April 24, 2003